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                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C.  20549


                                  FORM S-8/A

                        Post-Effective Amendment No. 3


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               MYLEX CORPORATION
              (Exact name of issuer as specified in its charter)

     DELAWARE                                59-2291597
___________________________                  ______________________
(State or other jurisdiction                 (I.R.S. Employer
    of incorporation or                       Identification No.)
         organization)


                           34551 Ardenwood Boulevard
                          Fremont, California  94555
                   (Address of principal executive offices)
                          ___________________________

                            1993 STOCK OPTION PLAN
                           (Full title of the plan)
                         ____________________________

                              ALBERT E. MONTROSS
                          Chief Executive Officer and
                                   President
                               MYLEX CORPORATION
                           34551 Ardenwood Boulevard
                           Fremont, California 94555
                                (510) 796-6100
           (Name, address and telephone number of agent for service)

                       ________________________________
                  Copy to:  Mr. Douglas Clark Nielsson, Esq.
                                 Brown & Bain
                       1755 Embarcadero Road, Suite 200
                             Palo Alto, CA  94303

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       ================================================================
                        CALCULATION OF REGISTRATION FEE
       ================================================================
                              Proposed       Proposed
Title of                      Maximum        Maximum
Securities     Amount         Offering       Aggregate           Amount
to be           to be         Price Per      Offering       of Registration
Registered     Registered     Share (1)      Price (1)           Fee

______________________________________________________________________________



Common Stock   1,900,000      $10.50         $19,950,000    $6,183.19


______________________________________________________________________________


(1) Estimated in accordance with Rule 457 (h) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock as reported on the NASDAQ National Market System on January 29, 1998.


=====================================================================

                                     2
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                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.          Plan Information.

     The documents containing the information specified in Part I, Items 1 and 2, will be delivered in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended ("Securities Act"). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission ("Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of
Part II of this Form S-8/A, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.        Registrant Information and Employee Plan Annual Information.

     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the 1993 Stock Option Plan of Mylex Corporation are available without charge by contacting:

               Colleen Gray
               Mylex Corporation
               34551 Ardenwood Boulevard
               Fremont, California  94555

                                   PART  II


              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     There are hereby incorporated by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, file pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act").

     (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 1997.

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     (c)  The description of the Company's Common Stock to be offered hereby contained in the Company's Registration Statement on Form 8-A dated April 12, 1985, filed with the Commission pursuant to Section 12(g) of the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interest of Named Experts and Counsel.

     Not Applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for improper payment of dividends or redemptions of shares, or (iv) for any breach of a director's duty of loyalty to the company or its stockholders. Article Ninth of the Company's Certificate of Incorporation (the "Certificate") includes such a provision.

     The Company's Certificate provides that all persons whom it shall have the power to indemnify under the provisions of Section 145 of the DGCL (an "indemnitee") shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended or supplemented , against all expense, liability and loss (including attorneys' fees, judgment, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. The indemnification provided for in the Company's Certificate shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

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Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     Exhibit
     Number

          4.1 1993 Stock Option Plan, as amended, together with form of Stock Option Agreement.

          5.1 Opinion of counsel as to legality of securities being registered.

          23.1  Consent of Independent Auditors.

          23.2  Consent of Counsel (contained in Exhibit 5.1).

          24.1  Power of Attorney (see page 8).


Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement

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shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 29th day of January, 1998.



                                    MYLEX CORPORATION




                                    By  /s/ Al Montross
                                       --------------------------------------
                                    Albert E. Montross
                                    Chief Executive Officer and President



                                      7
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                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Colleen Gray, as ad-hoc attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on From S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or her substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


     Signatures               Title                                Date
     ----------               -----                                ----


/s/ Ismael Dudhia           Chairman of the Board                 1/29/98
-----------------
Ismael Dudhia

/s/ Albert Montross         Director, Chief Executive Officer     1/29/98
-------------------         and President
Albert E. Montross

/s/ M. Yaqub Mirza          Director                              1/29/98
------------------
M. Yaqub Mirza

/s/ Inder M. Singh          Director                              1/29/98
------------------
Inder M. Singh

/s/ Richard Love            Director                              1/29/98
------------------
Richard Love

/s/ Stephen Mc Kenzie       Director                              1/29/98
---------------------
Stephen McKenzie

/s/ Walter Wilson           Director                              1/29/98
---------------------
Walter Wilson

/s/ Colleen Gray            Vice President Finance and            1/29/98
---------------------       Chief Financial Officer
Colleen Gray


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                                 Exhibit Index


Exhibit                                                Sequentially
Number                                                 Numbered Page
-------                                                -------------


4.1       1993 Stock Option Plan, as amended,            10 - 26


5.1       Opinion of counsel as to legality of           27 - 28
          securities being registered.

23.1      Consent of Independent Auditors.                 29


23.2      Consent of Counsel (contained in Exhibit 5.1)  27 - 28


25.1      Power of Attorney                                 8


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